Exhibit 99.1
NEWS RELEASE

Hastings	CONTACT:	Dan Crow	PR10-181
Entertainment, Inc.		Vice President and
Chief Financial Officer
(806) 677-1422
www.goHastings.com
Hastings Entertainment, Inc. Reports Results for the Fourth Quarter of Fiscal 2009
•	Total comparable store revenues increased 2.2% for the quarter, with merchandise comparable store revenues increasing 3.5%.
•	Free cash flow for fiscal 2009 was $15.3 million compared to $1.6 million for fiscal 2008.
•	Reduced long-term debt by $6.3 million during fiscal 2009 compared to an increase of $3.9 million in fiscal 2008, a $10.2 million improvement.
•	Guidance issued for fiscal 2010.
AMARILLO, Texas, March 22, 2010—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months and fiscal year ended January 31, 2010. Net earnings were approximately $9.1 million, or $0.94 per diluted share, for the fourth quarter of fiscal 2009 compared to net earnings of approximately $4.1 million, or $0.41 per diluted share, for the fourth quarter of fiscal 2008. Net earnings were approximately $6.9 million, or $0.71 per diluted share, for the fiscal year ended January 31, 2010, compared to net earnings of approximately $4.1 million, or $0.39 per diluted share, for the prior year. Net earnings for the fourth quarter of the fiscal year ended January 31, 2010 included a change in estimate related to gift card breakage resulting in an increase in revenue of approximately $8.5 million, pretax, and a pretax gain of approximately $1.4 million resulting from the receipt of insurance proceeds during fiscal 2009 related to a casualty loss incurred in fiscal 2008. Excluding these two favorable items, net earnings would have been approximately $3.0 million, or $0.31 per diluted share, for the fourth quarter of fiscal 2009 and $0.9 million, or $0.09 per diluted share, for the fiscal year ended January 31, 2010.
Operating income for the fourth quarter was $13.4 million as compared to $7.1 million in the fourth quarter of the prior year. Adjusted operating income, which excludes breakage revenue, store impairment costs and stock compensation expense, was $6.5 million for the fourth quarter, compared to $8.0 million in the prior year’s fourth quarter. Operating income for fiscal 2009 was $11.4 million as compared to $9.3 million for fiscal 2008. Adjusted operating income was $4.9 million for fiscal 2009 as compared to $10.3 million for fiscal 2008. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was approximately $19.9 million for the fourth quarter of fiscal 2009 as compared to $12.2 million for the same period in the prior year. Adjusted EBITDA, which excludes breakage revenue, store impairment costs, stock compensation expense, and gain on casualty loss, was approximately $11.5 million for the fourth quarter of fiscal 2009 compared to $13.0 million for the same period in the prior year. EBITDA was $32.3 million for fiscal 2009 as compared to $29.5 million for fiscal 2008. Adjusted EBITDA for fiscal 2009 was approximately $24.3 million compared to $30.5 million for fiscal 2008.
Reconciliations of non-GAAP financial measures to comparable GAAP financial measures are included in the tables following the financial statements in this release.
“Fiscal 2009 was a challenging year for retailers as the economic recession impacted all four quarters,” said John Marmaduke, Chief Executive Officer and Chairman. “I am pleased that our multimedia store model and relatively low price points for new and used merchandise and rentals and product trade-ins resonated with many new customers as our unit volume growth indicates. During early fiscal 2009, we observed a shift in consumer purchase behavior towards value priced merchandise. Merchandise comparable store sales, excluding the effect of leap day in fiscal 2008, decreased 2.1% for the year while unit sales of merchandise increased 3.5% for the year. Comparable sales of used merchandise increased 10.5% during fiscal 2009, with sales of used merchandise representing approximately 13.8% of our total merchandise sales for fiscal 2009. Additionally, total comparable store sales for the fourth quarter increased 2.2% compared to a decrease of 4.1% during the fourth quarter of fiscal 2008, an improvement of 6.3%. A key initiative for fiscal 2010 will be the expansion of our new and used Comics category. We tested this in two stores during fiscal 2009 with strong results. We will be further expanding this to twenty existing stores by the end of the second quarter. We will continue to grow our Trends and other Lifestyles categories as well as add new product lines. As the economy rebounds and competitors continue to close stores, we fully anticipate significant growth in earnings.”
“During July 2009, we launched our newly designed www.goHastings.com website. Our proprietary goShip program allows us to fill customer orders placed online at www.goHastings.com or through Amazon Marketplace at each of our superstores. goShip sales for fiscal 2009 increased over 190% compared to fiscal 2008, and we anticipate a continuing sales increase for fiscal 2010.”
“Due to the competitive movie rental environment and in response to our customers’ desire for value priced entertainment, we launched a campaign during the second quarter of fiscal 2009 which offers thousands of catalogue movies for rental at $0.99 per week, further solidifying Hastings as the consumers’ choice for value entertainment. As a result, units rented for the second half of fiscal 2009 were up 6.6% compared to the prior year, and we have gained overall market share, indicating customer satisfaction with our campaign. We have also been testing various rental pricing programs to further gauge customers’ desires for value. Additionally, we have seen over thirty rental competitor stores close in our markets within the last year, and we expect to see even more competitor store closings during fiscal 2010. We will continue to test new pricing strategies and expect to gain additional market share in fiscal 2010.”
Financial Results for the Fourth Quarter of Fiscal Year 2009
Revenues. Total revenues for the fourth quarter increased approximately $9.2 million, or 5.5%, to $176.1 million compared to $166.9 million for the fourth quarter of fiscal 2008. Excluding gift card breakage revenue, total revenues for the fourth quarter of fiscal 2009 increased approximately $0.7 million, or 0.4%. Comparative store sales, which exclude gift card breakage revenue and the impact of operating fewer stores during fiscal 2009, increased approximately 2.2. The following is a summary of our revenues results (dollars in thousands):

		Three Months Ended January 31,
	2010		2009		Increase (Decrease)
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$145,566	82.7%	$143,324	85.9%	$2,242	1.6%
Rental Revenue	22,047	12.5%	23,554	14.1%	(1,507)	-6.4%
Gift Card Breakage Revenue	8,510	4.8%	—	0.0%	8,510	—

Total Revenues	$176,123	100.0%	$166,878	100.0%	$9,245	5.5%

Comparable-store revenues (“Comp”)
Total	2.2%
Merchandise	3.5%
Rental	-5.2%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended January 31,
	2010	2009
Video Games	22.8%	-6.8%
Trends	19.4%	21.2%
Hardback Café	10.8%	7.1%
Consumables	4.6%	21.8%
Movies	2.5%	-8.1%
Books	-1.9%	0.6%
Electronics	-6.4%	0.8%
Music	-8.9%	-17.8%
Prior year Comp sales have been revised to reflect current year classification of Comp sale categories. Video Game Comps increased 22.8% for the quarter, primarily due to strong sales of new and used video games for the Nintendo Wii, Playstation 3, and XBOX 360 platforms and increased hardware sales, partially offset by lower sales of older generation video games. Hit titles that helped drive sales during the quarter included Call of Duty: Modern Warfare 2, Left 4 Dead 2, Assassins Creed 2, and Mass Effect 2. Trends Comps increased 19.4% resulting primarily from increased sales of action figures, novelty items, “As Seen on TV” products such as the Snuggie and Bendaroos, and strong sales of Jeff Dunham merchandise and merchandise associated with the movies Twilight and New Moon from Stephenie Meyer’s Twilight Saga Series. Key drivers in the novelty category included barware, lighting and lamps, and sports merchandise. Hardback Café Comps increased 10.8% for the quarter resulting from increased sales of specialty café drinks and one additional café open in existing stores during the quarter, as compared to the prior year. Consumable Comps increased 4.6% for the quarter, primarily due to increased sales of seasonal snacks and candies related to the Christmas holiday season and strong sales of other assorted candies. Movies Comps increased 2.5% for the quarter resulting from increased sales of new and used Blu-ray DVDs, partially offset by lower sales of new and used DVDs. Books Comps decreased 1.9% primarily due to decreased sales of new trade paperbacks and hardbacks and lower sales of calendars and books on CD, partially offset by an increase in sales of used trade paperbacks and hardbacks and fewer promotions offered during the quarter as compared to the prior year. Sales of new hardbacks and trade paperbacks faced a challenging comparison due to strong sales of books from Stephenie Meyer’s The Twilight Saga series during fiscal 2008. Electronics Comps decreased 6.4% for the quarter primarily due to lower sales of digital converter boxes and refurbished iPods, partially offset by increased sales of new iPods, MP3 players, and related accessories. Blu-ray player unit sales increased for the quarter, while revenue dollars for Blu-ray players decreased, due to aggressive pricing during the quarter. Music Comps decreased 8.9% for the quarter, primarily due to the lowering of price points on new and used CDs and a continued industry decline and reduced music footprint in forty-one stores. Unit sales for Music increased 4.6% for the quarter. Merchandise Comps, excluding the sale of new music, increased 5.4% for the quarter.
Rental Comps decreased 5.2% for the quarter, primarily due to lower price points, partially offset by fewer promotions offered during the current quarter. Units rented increased approximately 3.8% for the quarter as compared to the prior year. Rental Video Games Comps decreased 4.0% for the quarter and Rental Video Comps decreased 5.4%.
Gross Profit – Merchandise. For the fourth quarter, total merchandise gross profit dollars decreased approximately $0.3 million, or 0.7%, to $41.1 million from $41.4 million for the same period in the prior year, primarily as a result of lower margin rates partially offset by higher merchandise revenues. Lower margin rates were partially due to an increase in products sold through our goShip program that had lower margins than products sold at the stores. As a percentage of total merchandise revenue, merchandise gross profit decreased to 28.3% for the quarter compared to 28.9% for the same period in the prior year, resulting from increased freight costs, markdown expense and shrinkage. Increased freight costs resulted from increased shipments related to our proprietary goShip program.
Gross Profit – Rental. For the fourth quarter, total rental gross profit dollars decreased approximately $0.7 million, or 4.9%, to $13.7 million from $14.4 million for the same period in the prior year resulting from lower rental revenues primarily due to lower price points. As a percentage of total rental revenue, rental gross profit increased to 62.1% for the quarter compared to 61.2% for the same period in the prior year, primarily due to lower depreciation expense for the quarter, which resulted from fewer purchases of rental video units during fiscal 2009.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue (excluding breakage revenue), SG&A increased to 29.8% for the fourth quarter compared to 29.1% for the same quarter in the prior year. SG&A increased approximately $1.3 million during the quarter, or 2.7%, to $49.9 million compared to $48.6 million for the same quarter in the prior year resulting primarily from an increase of $0.6 million in impairment charges for underperforming and closed stores and additional costs associated with the operation of expanded and relocated stores. These expenses were partially offset by lower advertising costs.
Interest Expense. For the fourth quarter, interest expense decreased approximately $0.3 million, or 60.0%, to $0.2 million, compared to $0.5 million during fiscal 2008 resulting primarily from lower interest rates and lower average debt levels during the period. The average rate of interest charged for the quarter decreased to 2.1% compared to 3.4% for the same period in the prior year.
Other Income. During the fourth quarter of fiscal 2009, the Company recorded a gain of approximately $1.4 million resulting from the receipt of insurance proceeds during fiscal 2009 related to a casualty loss incurred in fiscal 2008. During fiscal 2008, no such items were recorded.
Financial Results for the Fiscal Year Ended January 31, 2010
Revenues. Total revenues for fiscal 2009 decreased approximately $7.4 million, or 1.4%, to $531.3 million compared to $538.7 million for fiscal 2008. Excluding breakage revenue, total revenues for fiscal 2009 decreased approximately $15.9 million, or 3.0%. Approximately $7.2 million was attributable to operating fewer stores during fiscal 2009. Included in fiscal 2008 was approximately $2.0 million in revenues resulting from an additional day of sales due to the leap year. Excluding the extra day of sales and gift card breakage revenue, total revenues for fiscal 2009 decreased approximately $13.9 million, or 2.6%. The following is a summary of our revenues results (dollars in thousands):

		Fiscal Year Ended January 31,
	2010		2009		Decrease
		Percent		Percent
	Revenues	Of Total	Revenues	Of Total	Dollar	Percent
Merchandise Revenue	$441,462	83.1%	$451,492	83.8%	$(10,030)	-2.2%
Rental Revenue	81,374	15.3%	87,256	16.2%	(5,882)	-6.7%
Gift Card Breakage Revenue	8,510	1.6%	—	0.0%	8,510	—

Total Revenues	$531,346	100.0%	$538,748	100.0%	$(7,402)	-1.4%

Comparable-store revenues (“Comp”)

	Fiscal Year Ended January 31,
			2010
	2010	2009	(excludes leap day)
Total	-3.1%	-1.6%	-2.7%
Merchandise	-2.4%	-1.5%	-2.1%
Rental	-6.7%	-2.5%	-6.2%
Below is a summary of the Comp results for our major merchandise categories:

	Fiscal Year Ended January 31,
			2010
	2010	2009	(excludes leap day)
Hardback Café	13.0%	8.7%	13.4%
Trends	6.4%	22.1%	6.7%
Consumables	4.1%	14.6%	4.5%
Video Games	3.2%	0.5%	3.6%
Books	-0.9%	1.3%	-0.5%
Electronics	-2.0%	10.0%	-1.7%
Movies	-3.2%	-2.4%	-2.8%
Music	-12.6%	-16.3%	-12.3%
The following discussion of merchandise and rental Comp sales excludes the additional day of sales in fiscal 2008 due to the leap year. Prior year Comp sales have been revised to reflect current year classification of Comp sale categories.
Hardback Café Comps increased 13.4% during fiscal 2009, primarily as a result of increased sales of specialty café drinks, partially offset by increased promotions during fiscal 2009 as compared to fiscal 2008. Trends Comps increased 6.7% for fiscal 2009 resulting from increased sales of action figures, “As Seen on TV” products such as the Snuggie and Bendaroos, novelty items, and apparel. Key drivers in the novelty category included barware, lighting and lamps, and sports merchandise. Key drivers in the apparel category included accessories, sports clothing, jewelry, seasonal clothing and t-shirts. Consumables Comps increased 4.5% primarily due to strong sales of seasonal candies and increased sales of assorted candies and gums, including candy and snacks cross-merchandised on our video rental wall, and fountain drinks. Video Game Comps increased 3.6% for fiscal 2009, primarily due to increased sales of new and used video games for the Sony Playstation 3, Microsoft XBOX 360, and Nintendo Wii consoles, partially offset by lower sales of older generation video games and lower sales of video game consoles. Books Comps decreased 0.5% during fiscal 2009, resulting primarily from lower sales of new hardbacks and trade paperbacks, magazines, and calendars partially offset by increased sales of used trade paperbacks and hardbacks and fewer promotions during fiscal 2009 as compared to fiscal 2008. Electronics Comps decreased 1.7% during fiscal 2009 resulting from lower sales of refurbished iPods partially offset by increased sales of new iPods, MP3 players, and related accessories, and strong sales of digital converter boxes. Movies Comps decreased 2.8% for fiscal 2009, primarily due to lower sales of new and used DVDs and DVD boxed sets, partially offset by increased sales of new and used Blu-ray movies. Music Comps decreased 12.3% during fiscal 2009 primarily due to the lowering of price points on new and used CDs and a continued industry decline and reduced Music foot print in forty-one stores. Merchandise Comps, excluding the sale of new music, increased 0.1% for fiscal 2009.

Rental Comps decreased 6.2% for fiscal 2009, primarily resulting from lower price points and increased promotions offered during fiscal 2009 as compared to fiscal 2008. Rental Video Games Comps increased 2.3% for fiscal 2009 while Rental Video Comps decreased 8.0%.
Gross Profit – Merchandise. For fiscal 2009, total merchandise gross profit dollars decreased approximately $1.3 million, or 1.0%, to $134.4 million from $135.7 million for fiscal 2008 primarily due to a decrease in merchandise revenues, partially offset by a slight increase in merchandise margin rates. As a percentage of total merchandise revenue, merchandise gross profit increased to 30.4% for fiscal 2009, compared to 30.1% for fiscal 2008, primarily resulting from continued improvements in inventory management.
Gross Profit – Rental. For fiscal 2009, total rental gross profit dollars decreased approximately $4.3 million, or 7.6%, to $52.0 million from $56.3 million for fiscal 2008 resulting from lower rental revenues primarily due to lower price points. As a percentage of total rental revenue, rental gross profit decreased to 63.8% for fiscal 2009 compared to 64.5% for fiscal 2008 due primarily to lower revenues.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue (excluding breakage revenue), SG&A increased to 35.1% for fiscal 2009 compared to 33.9% for fiscal 2008 due to deleveraging resulting from lower revenues. SG&A increased approximately $0.9 million during fiscal 2009, or 0.5%, to $183.4 million compared to $182.5 million for fiscal 2008 primarily due to an increase in impairment charges for underperforming and closed stores and additional costs associated with the operation of expanded and relocated stores and higher advertising costs. These expenses were partially offset by lower depreciation expense and store labor costs.
Interest Expense. For fiscal 2009, interest expense decreased approximately $1.0 million, or 50%, to $1.0 million, compared to $2.0 million for fiscal 2008 resulting primarily from lower interest rates and lower average debt levels during the period. The average rate of interest charged for the period decreased to 2.4% compared to 4.0% for the same period in the prior year.
Tax Expense. During fiscal 2009, the Company recorded a discrete tax charge of approximately $0.4 million related to amended state and federal tax returns resulting from an Internal Revenue Service audit of the Company’s previously filed tax returns. During fiscal 2008, the Company recorded a discrete tax charge of approximately $0.7 million related to an Internal Revenue Service audit of the Company’s previously filed tax returns.
Other Income. During the fourth quarter of fiscal 2009, the Company recorded a gain of approximately $1.4 million resulting from the receipt of insurance proceeds during fiscal 2009 related to a casualty loss incurred in fiscal 2008. During fiscal 2008, no such items were recorded.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. To date, the Board of Directors has approved increases in the program totaling $22.5 million. During the fourth quarter of fiscal 2009, we purchased a total of 61,600 shares of common stock at a cost of $268,855, or $4.36 per share. As of January 31, 2010, a total of 3,738,845 shares had been repurchased under the program at a cost of approximately $22.9 million, for an average cost of approximately $6.12 per share. As of January 31, 2010, approximately $4.4 million remains available under the stock repurchase program.
Store Activity
Since November 16, 2009, which was the last date we reported store activity, we have had the following store activity:

•	Store closed in Kennewick, Washington on December 8, 2009.
•	Store closed in McAllen, Texas on February 11, 2010.
•	Store closed in Dumas, Texas on March 12, 2010.
Fiscal Year 2010 Guidance
Uncertainty in the direction of the economy continues to make forecasting future performance difficult. We are assuming this challenging environment will continue through most of fiscal 2010. We are however, encouraged by the increase in total comparable revenues for the fourth quarter of fiscal 2009 that continued through February, 2010. As a part of our budget process, we are continuing a freeze on raises for senior management. We are planning to increase capital expenditures by approximately $5.5 million to support our strategic initiatives. Our guidance for the full fiscal year, which does not factor in any competitor closings not known by us as of January 15th, 2010, follows:
Fiscal Year Ending January 31, 2011:

Comparable store revenue	Low single digit decrease
Net income(1)	$3.0 million to $3.5 million
Net income per diluted share (1)	$0.32 to $0.37
Capital expenditures (2)	$14,900,000
Stock repurchases	Up to $4,400,000
Weighted average diluted shares outstanding	9,500,000
New stores (3)	2
Average cost per new store (3)	$1,800,000
Remodeled/Relocated stores (3)	6
Average cost per remodeled/relocated store (3)	$700,000
Stores to close	3

(1)	Compares to net income of $0.9 million, or $0.09 per diluted share, for fiscal 2009, which excludes breakage income and the gain recognized from the receipt of insurance proceeds related to a casualty loss.

(2)	$2.3 million of capital expenditures are related to the reformatting of twenty stores to expand the footprint of the Comics category.

(3)	Total cost to open a new store, including inventory, net of payables. Total cost of remodeled/relocated stores includes incremental inventory, net of payables.
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 147 superstores, averaging approximately 21,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.goHastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission (“SEC”).

Consolidated Balance Sheets
(Dollars in thousands)

	January 31,	January 31,
	2010	2009
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$8,863	$7,449
Merchandise inventories, net	148,149	147,957
Deferred income taxes	7,804	11,180
Prepaid expenses and other current assets	10,120	11,224

Total current assets	174,936	177,810

Rental assets, net	13,127	15,463
Property and equipment, net	47,695	56,585
Deferred income taxes	1,310	2,434
Intangible assets, net	391	391
Other assets	1,341	1,020

Total assets	$238,800	$253,703

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$58,068	$61,823
Accrued expenses and other liabilities	28,128	40,614

Total current liabilities	86,196	102,437

Long-term debt, excluding current maturities	38,174	44,507
Other liabilities	6,272	4,723

Shareholders’ equity
Preferred stock	—	—
Common stock	119	119
Additional paid-in capital	36,920	36,651
Retained earnings	86,884	79,951
Accumulated other comprehensive income (loss)	37	(67)
Treasury stock, at cost	(15,802)	(14,618)

Total shareholders’ equity	108,158	102,036

Total liabilities and shareholders’ equity	$238,800	$253,703

Consolidated Statements of Earnings
(In thousands, except per share data)

	Three months ended		Fiscal year ended
	January 31,		January 31,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$145,566	$143,324	$441,462	$451,492
Rental revenue	22,047	23,554	81,374	87,256
Gift card breakage revenue	8,510	—	8,510	—

Total revenues	176,123	166,878	531,346	538,748

Merchandise cost of revenue	104,423	101,887	307,074	315,780
Rental cost of revenue	8,355	9,142	29,424	30,948

Total cost of revenues	112,778	111,029	336,498	346,728

Gross profit	63,345	55,849	194,848	192,020

Selling, general and administrative expenses	49,905	48,609	183,413	182,511
Pre-opening expenses	—	122	3	233

Operating income	13,440	7,118	11,432	9,276

Other income (expense):
Interest expense, net	(236)	(473)	(1,014)	(1,961)
Other, net	1,806	34	1,902	193

Income before income taxes	15,010	6,679	12,320	7,508

Income tax expense	5,947	2,613	5,387	3,449

Net income	$9,063	$4,066	$6,933	$4,059

Basic income per share	$0.96	$0.41	$0.72	$0.40

Diluted income per share	$0.94	$0.41	$0.71	$0.39

Weighted-average common shares outstanding:
Basic	9,470	9,864	9,610	10,122
Dilutive effect of stock awards	217	49	142	202

Diluted	9,687	9,913	9,752	10,324

Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the fiscal year ended January 31,
	2010	2009
	(unaudited)
Cash flows from operating activities:
Net income	$6,933	$4,059
Adjustments to reconcile net income to net cash provided by operations:
Rental asset depreciation expense	12,266	14,833
Purchases of rental assets	(20,864)	(30,695)
Property and equipment depreciation expense	18,957	20,019
Deferred income taxes	4,500	(7,417)
Loss on rental assets lost, stolen and defective	1,131	1,198
Asset impairments and loss on disposal of other assets	1,746	1,620
Non-cash stock-based compensation	354	113

Changes in operating assets and liabilities:
Merchandise inventories	9,610	35,924
Other current assets	557	(182)
Trade accounts payable	2,565	(16,445)
Accrued expenses and other liabilities	(12,484)	4,071
Excess tax benefit from stock option exercises	(2)	(132)
Other assets and liabilities, net	1,332	137

Net cash provided by operating activities	26,601	27,103

Cash flows from investing activities:
Purchases of property and equipment	(11,812)	(25,539)
Proceeds from insurance on casualty loss	547	—

Net cash used in investing activities	(11,265)	(25,539)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	(6,333)	3,891
Purchase of treasury stock	(1,287)	(4,350)
Change in cash overdraft	(6,320)	1,904
Proceeds from exercise of stock options	16	326
Excess tax benefit from stock option exercises	2	132

Net cash provided by (used in) financing activities	(13,922)	1,903

Net increase in cash and cash equivalents	1,414	3,467

Cash and cash equivalents at beginning of period	7,449	3,982

Cash and cash equivalents at end of period	$8,863	$7,449

Balance Sheet and Other Ratios ( A )
(Dollars in thousands, except per share amounts)

	January 31,	January 31,
	2010	2009
Merchandise inventories, net	$148,149	$147,957
Inventory turns, trailing 12 months ( B )	1.97	1.80

Long-term debt	$38,174	$44,507
Long-term debt to total capitalization ( C )	26.1%	30.4%

Book value ( D )	$108,158	$102,036

Book value per share ( E )	$11.09	$9.88

	Three Months Ended January 31,		Fiscal Year Ended January 31,
					2010
	2010	2009	2010	2009	(excludes leap day)
Comparable-store revenues ( F ):
Total	2.2%	-4.1%	-3.1%	-1.6%	-2.7%
Merchandise	3.5%	-4.2%	-2.4%	-1.5%	-2.1%
Rental	-5.2%	-3.3%	-6.7%	-2.5%	-6.2%

( A )	Calculations may differ in the method employed from similarly titled measures used by other companies.

( B )	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

( C )	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

( D )	Defined as total shareholders’ equity.

( E )	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the twelve month period ended January 31, 2010 and 2009, respectively.

( F )	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

Use of Non-GAAP (adjusted) Financial Measures
The Company is providing free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income as supplemental non-GAAP financial measures regarding the Company’s operational performance. The Company evaluates its historical and prospective financial performance, as well as its performance relative to its competitors, by using such non-GAAP financial measures. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which management believes represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Therefore, management excludes from core operating performance those items, such as those relating to restructuring, investing, stock-based compensation expense and non-cash activities, that management does not believe are reflective of such ordinary, ongoing and customary activities.
The Company believes that providing this information to its investors, in addition to the presentation of GAAP financial measures, allows investors to see the Company’s financial results “through the eyes” of management. The Company further believes that providing this information allows investors to both better understand the Company’s financial performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.
Free Cash Flow
Management defines free cash flow as net cash provided by operating activities for the period less purchases of property and equipment during the period. Purchases of property and equipment during the period are netted with any proceeds received from insurance on casualty loss that are directly related to the reinvestment of new capital expenditures. The following table reconciles net cash provided by operating activities, a GAAP financial measure, to free cash flow, a non-GAAP financial measure (in thousands):

	Fiscal year ended January 31,
	2010	2009

Net cash provided by operating activities	$26,601	$27,103
Purchase of property and equipment, net	(11,265)	(25,539)

Free cash flow	$15,336	$1,564

EBITDA and Adjusted EBITDA
EBITDA is defined as net income before interest expense (net), income tax expense, property and equipment depreciation expense, and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding gift card breakage revenue, gain on casualty loss, non-cash stock-based compensation expense, and store asset impairment expense. The following table reconciles net income, a GAAP financial measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures (in thousands):

	Three months ended January 31,		Fiscal year ended January 31,
	2010	2009	2010	2009

Net Income	$9,063	$4,066	$6,933	$4,059
Adjusted for
Interest expense, net	236	473	1,014	1,961
Income tax expense	5,947	2,613	5,387	3,449
Property and equipment depreciation expense	4,630	5,001	18,957	20,019

EBITDA	19,876	12,153	32,291	29,488

Gift card breakage revenue	(8,510)	—	(8,510)	—
Gain on casualty loss	(1,412)	—	(1,412)	—
Non-cash stock-based compensation	130	65	354	113
Store asset impairments	1,440	797	1,595	947

Adjusted EBITDA	$11,524	$13,015	$24,318	$30,548

Adjusted Operating Income
Adjusted operating income is defined as operating income excluding gift card breakage revenue, non-cash stock based compensation expense, and store asset impairment expense. The following table reconciles operating income, a GAAP financial measure, to adjusted operating income, a non-GAAP financial measure (in thousands):

	Three months ended January 31,		Fiscal year ended January 31,
	2010	2009	2010	2009

Operating income	$13,440	$7,118	$11,432	$9,276
Adjusted for
Gift card breakage revenue	(8,510)	—	(8,510)	—
Non-cash stock-based compensation	130	65	354	113
Store asset impairments	1,440	797	1,595	947

Adjusted operating income	$6,500	$7,980	$4,871	$10,336

Free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income are considered non-GAAP financial measures under the SEC’s Regulation G and therefore should not be considered in isolation of, or as a substitute for, net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. The financial measures of non-GAAP free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income may vary among other companies. Therefore, our free cash flow, EBITDA, adjusted EBITDA, and adjusted operating income may not be comparable to similarly titled measures used by other companies.